Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Provides Preliminary Revenue

for Third Quarter 2020

●	International preliminary revenue in the quarter grew nearly 50% over the prior-year period to approximately $0.4 million reflecting success of strategy to diversify geographically

●	Sequentially, International revenue estimated to increase 29% demonstrating further market penetration in depressed market conditions

●	Total revenue was approximately $1.5 million for the third quarter and $8.9 million for the nine-month period

●	International revenue more than doubled for the nine-month period to $1.5 million as flagship well bore conditioning tool, the Drill-N-Ream® gains market share during depressed industry conditions

●	Drill-N-Ream operated in 5 countries outside the U.S. and Canada

●	Instituted Phase III of cost savings to achieve cash break even at year end

VERNAL, UT, October 29, 2020 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported preliminary revenue for the third quarter and nine-month period ended September 30, 2020.

The Company expects revenue for the third quarter to be approximately $1.5 million comprised of $1.1 million of revenue from North America and $0.4 million from international markets. Compared with the prior-year period, International revenue was up 50% and grew 29% compared with the trailing first quarter as demand for the Company’s flagship well bore conditioning tool, the Drill-N-Ream® (“DNR”), continued to grow even as markets contracted due to the impact of the COVID-19 global pandemic on demand for oil and on the ability for producers to maintain operations.

For the nine-month period, the Company expects revenue to be approximately $8.9 million comprised of $7.4 million of revenue from North America and $1.5 million from international markets. International revenue more than doubled from the prior-year period as the Company’s strategy to diversify geographically continued to gain traction even in depressed market conditions resulting from the global pandemic.

Troy Meier, Chairman and CEO, noted, “We believe that our year-over-year and sequential growth in international revenue clearly validates the traction our Drill-N-Ream® well bore conditioning tool is gaining in the Middle East and beyond, even given heavily restricted work conditions related to containing the COVID-19 virus that reduced rig counts and measurably slowed drilling activity. Throughout this slowdown, we continue to deploy the DNR in more countries. The tool has now been deployed in successful wells in the Ukraine and in Oman. As we have previously noted, we expect the September quarter to be the trough and are encouraged with the improvement in drill rig activity in North America and around the world over the last few months.”

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According to Baker Hughes, the drill rig count has increased to 287 rigs in the U.S. since the low point of 244 rigs operating on August 14, 2020. Even as the international rig count declined from 747 at the end of August to 702 at the end of September, International revenue improved further demonstrating market penetration.

Phase III of Cost Saving Initiatives

The Company has reduced its monthly cash burn rate to approximately $700 thousand through further payroll reductions beginning October 23, 2020. This is an additional $200 thousand monthly reduction in costs from its previously reported cash requirements. The Company expects that at this rate and given expected improvements in monthly revenue it will enter 2021 at a cash breakeven operating level.

Chris Cashion, Chief Financial Officer, noted, “We are carefully managing costs as we keep our eye on the future. The value the DNR provides oil and natural gas producers is clearly validated with the improvement we are seeing in international revenue. While we expect the North American market to improve from its lows, we believe that our growth in 2021 will come from the success we are having developing long-term relationships with very large operators and oil field service providers around the world.”

Webcast and Conference Call

The Company will host a conference call and live webcast on Friday, November 6 at 10:00 am MT (12:00 pm ET) to review the results of the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, November 13, 2020. The archived call is available at (412) 317-6671 with conference ID number 13710951, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, preliminary the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in International markets, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC

(716) 843-3908, dpawlowski@keiadvisors.com

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